SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     February 3, 2004

ARIZONA PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	1-4473	86-0011170

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)

(602) 250-1000

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

General Rate Case

     Summary of Rate Request

     As previously reported, on June 27, 2003, Arizona Public Service Company (“APS” or the “Company”) filed a request with the Arizona Corporation Commission (the “ACC”) for a retail electricity rate increase. The major reasons for the request include changes in APS’ cost of service, including significant increases in fuel and purchased power costs resulting from market conditions and purchases through the ACC’s “Track B” procurement process. See “General Rate Case and Retail Rate Adjustment Mechanisms” in Note 5 of Notes to Condensed Financial Statements in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.

     APS’ request includes the following major provisions:

•	an increase in annual retail electricity revenues of approximately $175.1 million, or 9.8%, effective July 1, 2004, based on a rate base of $4.2 billion (including the PWEC Dedicated Assets described below) and an 11.5% return on equity;

•	rate recognition of the following Pinnacle West Energy Corporation (“Pinnacle West Energy”) power plants (representing approximately 1,800 megawatts), each of which is dedicated to APS’ retail electricity customers and would be transferred to APS: Redhawk Combined Cycle Units 1 and 2, West Phoenix Combined Cycle Units 4 and 5 and the Saguaro Combustion Turbine Unit 3 (collectively, the “PWEC Dedicated Assets”);

•	recovery of $234 million written off by APS as a result of a 1999 settlement agreement approved by the ACC related to the implementation of retail electric competition in Arizona (the “1999 Settlement Agreement”); and

•	implementation of adjustment mechanisms for fuel, purchased power and certain other costs.

     Procedural Schedule; Filing of Testimony

     An ACC administrative law judge (“ALJ”) has established a procedural schedule for the general rate case, with the hearing scheduled to begin on April 26, 2004. As required by the procedural schedule, on February 3, 2004, the following parties filed their initial written testimony with the ACC on all issues except cost of service (i.e., cost allocation among customer classes) and rate design:

•	the ACC “litigation” staff (see below);

•	the Arizona Residential Utility Consumers Office (“RUCO”), an office established by the Arizona legislature to represent the interests of residential utility consumers before the ACC; and

•	other approved rate case interveners.

     In major rate cases, such as that filed by APS, the ACC’s technical staff is separated into an “advisory” group and a “litigation” or “trial” group. The latter is, in effect, an intervening party in the rate case and makes an independent recommendation to the ACC. The “advisory” staff provides technical advice and analysis to the ACC’s ALJ hearing the rate case and to the ACC Commissioners. This “advisory” staff is considered an extension of the ALJ and the Commissioners, and like the ALJ and the Commissioners, is prohibited by ACC rules from communicating with the “litigation” staff except through the formal hearing process.

     The written testimony filed with the ACC is voluminous, and APS is in the process of reviewing it. However, based on our preliminary review, the ACC staff and RUCO recommendations include the following information.

     ACC Staff Recommendations

     In its filed testimony, the ACC staff recommended, among other things, that the ACC:

•	Decrease APS’ annual retail electricity revenues by at least $142.7 million, which would result in a rate decrease of approximately 8%, based on a 9% return on equity;

•	Not allow the PWEC Dedicated Assets to be included in APS’ rate base;

•	Not allow APS to recover any of the $234 million written off as a result of the 1999 Settlement Agreement; and

•	Not implement any adjustment mechanisms for fuel and purchased power.

     RUCO Recommendations

     In its filed testimony, RUCO recommended, among other things, that the ACC:

•	Decrease APS’ annual retail electricity revenues by $53.6 million, which would result in a rate decrease of approximately 2.84%, based on a 9.5% return on equity;

•	Not allow the PWEC Dedicated Assets to be included in APS’ rate base;

•	Not allow APS to recover any of the $234 million written off as a result of the 1999 Settlement Agreement; and

•	Not implement any adjustment mechanisms for fuel and purchased power.

2

     APS Response

APS believes that its rate request is necessary to ensure APS’ continued ability to reliably serve one of the fastest growing regions in the country and views any ultimate decision that would deny recovery of the investment in the PWEC Dedicated Assets as constituting a regulatory “taking.” APS will vigorously oppose the recommendations of the ACC staff, RUCO, and other parties offering similar recommendations.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY (Registrant)

Dated: February 4, 2004	By:	/s/ Barbara M. Gomez

Barbara M. Gomez
Treasurer

4